UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 17, 2011
TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1136 Oak Valley Drive Ann Arbor, Michigan	48108

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500
(not applicable)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Executive Vice President and Chief Financial Officer
On October 14, 2011, our Board of Directors approved the appointment of Ms. Janice E. Stipp, 52, as our new Executive Vice President and Chief Financial Officer, effective October 17, 2011. She also serves as our principal accounting officer and Treasurer. James Connor, our President, Chief Executive Officer and Secretary, ceased to hold the positions of Chief Financial Officer and principal accounting officer effective upon Ms. Stipp’s appointment. Our officers serve at the discretion of the Board of Directors.
From January 2011, until June of 2011 Ms. Stipp served as Chief Financial Officer of Revstone Industries, LLC, a company that manufactures, engineers, and designs components for use in the transportation and heavy truck industries. Ms. Stipp was responsible for assisting in the development of strategic and tactical plans to achieve corporate goals and objectives and overseeing all financial functions, including Treasury, Purchasing, and Information Technologies functions.
From February, 2007 until January, 2011, Ms. Stipp served as Chief Financial Officer and Vice President of Acument Global Technologies Corporation, a portfolio company of Platinum Equity LLC a private equity firm; Acument’s revenue was approximately $1.8 billion as of the date of acquisition by Platinum and Ms. Stipp assisted in divestiture activities including the development of potential buyers, modeling, strategic synergies and negotiation as well as overseeing all financial functions, including Treasury, Human resources and Information Technologies. Acument Global Technologies, Inc. is a manufacturer and distributor of mechanical fastening systems for the automotive, industrial, electronics and aerospace industries.
From August, 2005 until February 2007, Ms. Stipp served as Chief Financial Officer and Executive Vice President of Administration of GDX Automotive Corporation, a portfolio company for Cerberus Equity, LLC- a private equity firm; GDX’s revenue was approximately $1.0 billion as of the date of acquisition by Cerberus and is a manufacturer of sealing system solutions for the automotive industry. Ms. Stipp was a member of the senior leadership team and assisted in developing strategic direction and tactical plans for divesting this entity as well overseeing all financial functions, including Human Resources, and Information Technologies functions.
Ms. Stipp has accumulated over twenty years of experience working for General Motors Corporation, Delphi Corporation, other automotive suppliers and manufacturing companies, helping them develop and implement their product, financial and operating strategies. Ms. Stipp is party to a letter agreement with us that requires us to elect her as our Chief Financial Officer. Ms. Stipp received her MBA from Wayne State University and is a member of the American Institute of Certified Public Accountants.
We issued a press release dated October 18, 2011 regarding Ms. Stipp’s appointment. A copy of the press release is filed as an exhibit to this Form 8-K and is hereby incorporated herein by reference.
Compensatory Arrangements
Pursuant to our letter agreement with Ms. Stipp, she will receive an annual salary of $350,000 and a signing bonus of $20,000. For 2011, pursuant to her letter agreement, our Compensation Committee recommended, and our Board of Directors approved, granting Ms. Stipp a Performance Award and awarding her performance phantom shares under our Long-Term Incentive Cash Award Plan, on the same terms as those provided to our executive officers for 2011 and described in Item 5.02 of our Current Report on Form 8-K, dated March 7, 2011 and filed, March 11, 2011, which description is incorporated into this Item 5.02 by reference, except as follows:

•	Ms. Stipp’s payouts will be pro-rated for the portion of 2011 that she was employed by us (i.e., October 17, 2011 through December 31, 2011);

•
Ms. Stipp’s target incentive for her Performance Award is 60% of her base salary and her target incentive for her performance phantom share award is 90% of her base salary, both subject to the pro ration described above; and

•	The phantom awards will be based on the fair market value of our Class A stock as of October 17, 2011.
Ms. Stipp will be eligible to participate in our incentive plan for 2012 and subsequent years, with an opportunity to earn 150% of her base pay or more.
Also, pursuant to our letter agreement with Ms. Stipp, she will receive four weeks of paid vacation beginning in 2012, and we will provide Ms. Stipp with group insurance beginning on the first month following her hire date. We will also provide Ms. Stipp with benefits coverage, subject to change at our discretion, currently including, without limitation, medical, dental, vision, and basic life insurance. In addition, Ms. Stipp will be eligible to participate in our 401(k) plan.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated October 17, 2011
99.2	Janice Stipp offer letter dated October 10, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY
Date: October 17, 2011	By	/s/ James J. Connor
James J. Connor
President, Chief Executive Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 18, 2011
99.2	Janice Stipp offer letter dated October 10, 2011

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